Exhibit 99

USANA Health Sciences Announces First Quarter 2008 Financial Results

SALT LAKE CITY--(BUSINESS WIRE)--USANA Health Sciences, Inc. (NASDAQ: USNA) today announced its financial results for the fiscal first quarter, ended March 29, 2008. These results approximated the preliminary results for the first quarter, which the company announced on March 27, 2008.

Financial Performance

Net sales for the first quarter of 2008 increased by 0.9% to $101.6 million, compared with $100.7 million in the first quarter of the prior year. This modest growth in net sales for the first quarter of 2008 resulted primarily from the benefits associated with stronger foreign currencies, offset by a decrease in the number of active Associates in North America.

Earnings per share from continuing operations were $0.46 per share, compared with $0.64 per share in the first quarter of 2007. This decrease in earnings per share for the quarter was due to higher overall operating costs.

The lower growth in net sales during the first quarter was affected by disappointing results from new promotional activities, by macro-economic uncertainties in the U.S., and by the lingering effects of negative misinformation about the company that appeared in the mass media during 2007. The increase in operating costs included higher Associate incentives, higher overall wage expenses from an increase in human resources, higher costs associated with our regional events and the Asia Pacific Convention, higher accounting and legal expenses, and higher marketing costs, including an important investment in market research which the company believes will have a positive future return.

Regional Results

North America Region

During the first quarter of 2008, net sales in North America decreased by 3.5% to $62.3 million, compared with the first quarter of the prior year. Excluding changes in foreign currency, net sales decreased by 7.8%. This year-over-year decrease was mainly due to lower-than-expected sales in the U.S., which declined by 8.3%. Additionally, the number of Active Associates in North America decreased by 2.1%, solely due to a decline in the U.S.

Asia Pacific Regions

During the first quarter, net sales in the Asia Pacific regions increased by 8.8% to $39.3 million, compared with the first quarter of 2007. Excluding changes in foreign currency, net sales increased by 1.0%. This growth in the Asia Pacific regions was primarily attributable to a 48.8% increase in Hong Kong and 43.8% increase in Malaysia. These increases were partially offset by a 16.3% decline in Taiwan and an 18.0% decline in Singapore, compared with first quarter 2007. The number of Active Associates in these regions increased by 9.5%, compared with the first quarter of the prior year.

“Our first quarter financial results were disappointing,” said the company’s president, Dave Wentz. “Unfortunately, new promotional activities during the first quarter did not increase sales, as we had anticipated.

“The management team is committed to growing sales, and we are taking the necessary actions to make this happen,” continued Wentz. “In the short-term, we have implemented a promotion to increase customers and drive sales. Additionally, we are using the results of our market research to develop new and exciting ways for our Associates to grow their business, including unique product development and package design, as well as the enhancement of sales tools. Most importantly, we are refocusing on our partnership with Associate leaders and looking at new initiatives that will reward the Associates who are actively building their businesses.”

Outlook

Today, the company is providing financial guidance for the second quarter of 2008 and is reiterating its guidance for the full-year 2008. The company believes that net sales for the second quarter of 2008 will be between $103 million and $106 million, with earnings per share between $0.48 and $0.51. As announced on March 27, 2008, the company believes that, for the full-year 2008, net sales could increase by approximately 2% and that earnings per share could decline by as much as 20%, compared with the full-year 2007.

Gilbert A. Fuller, the company’s executive vice president and chief financial officer, said, “We are optimistic that our renewed focus on proven incentive programs, along with our development of Associate leaders, will increase sales. Operationally, our business model is strong, and we will continue to control costs and leverage our recent investments in human and capital resources.”

Conference Call

USANA will hold a conference call and webcast to discuss this announcement with investors on Monday, April 21, 2008 at 5:00 PM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com.

About USANA

USANA develops and manufactures high quality nutritional, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Forward-looking statements in the foregoing press release include, but are not necessarily limited to, references to the expected outcome of initiatives and promotions planned by the company, guidance given for future operating periods, and the company’s belief regarding the future effect of incentive programs on the top-line and on operating costs. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings (Unaudited)
(In thousands, except per share data)

	Quarter Ended
	31-Mar-07	29-Mar-08

Net sales	$100,678	$101,570
Cost of sales	20,586	21,502
Gross profit	80,092	80,068

Operating expenses
Associate incentives	39,549	41,364
Selling, general and administrative	21,501	25,774
Research and development	930	973

Earnings from operations	18,112	11,957

Other income	471	(71)
Earnings from continuing operations before income taxes	18,583	11,886

Income taxes	6,783	4,339

Income from continuing operations	11,800	7,547

Income (Loss) from discontinued operations	(114)	-

NET EARNINGS	$11,686	$7,547

Earnings per share - diluted
Continuing operations	$0.64	$0.46
Discontinued operations	$(0.01)	$-
Net Earnings	$0.63	$0.46
Weighted average shares outstanding - diluted	18,463	16,459
USANA Health Sciences, Inc.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	As of	As of
	29-Dec-07	29-Mar-08

ASSETS
Current Assets
Cash and cash equivalents	$12,865	$17,566
Inventories	19,439	21,080
Other current assets	13,688	12,060
Total current assets	45,992	50,706

Property and equipment, net	52,061	55,888
Goodwill	5,690	5,690
Other assets	5,385	5,732
Total assets	$109,128	$118,016

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$8,111	$7,932
Other current liabilities	32,074	29,654
Total current liabilities	40,185	37,586

Line of Credit	28,000	28,000
Other long-term liabilities	2,305	2,728
Stockholders' equity	38,638	49,702
Total liabilities and stockholders' equity	$109,128	$118,016

USANA Health Sciences, Inc.
Sales by Region
(in thousands)

	Quarter Ended
	31-Mar-07		29-Mar-08
	(Unaudited)		(Unaudited)
Region
North America	$64,553	64.1%	$62,275	61.3%

Southeast Asia/Pacific	20,633	20.5%	21,545	21.2%

East Asia	11,885	11.8%	13,615	13.4%

North Asia	3,607	3.6%	4,135	4.1%

Consolidated	$100,678	100.0%	$101,570	100.0%
Active Associates by Region (1)

	As of
	31-Mar-07		29-Mar-08
	(Unaudited)		(Unaudited)
Region
North America	97,000	60.6%	95,000	57.9%

Southeast Asia/Pacific	34,000	21.3%	37,000	22.6%

East Asia	23,000	14.3%	26,000	15.8%

North Asia	6,000	3.8%	6,000	3.7%
Total	160,000	100.0%	164,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased product from USANA at any time during the most recent three-month period, either for personal use or for resale.
Active Preferred Customers by Region (2)

	As of
	31-Mar-07		29-Mar-08
	(Unaudited)		(Unaudited)
Region
North America	72,000	90.0%	69,000	89.6%

Southeast Asia/Pacific	6,000	7.4%	6,000	7.8%

East Asia	1,000	1.3%	1,000	1.3%

North Asia	1,000	1.3%	1,000	1.3%
Total	80,000	100.0%	77,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased product from USANA at any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc., Salt Lake City
Riley Timmer, 801-954-7922 (Investor Relations)
investor.relations@us.usana.com
or
Edelman
John Dillard, 212-704-8174